Exhibit 10.ff

Merhav Ampal Energy Ltd
Company No. 51-375407-7

Date: December 3, 2007

Messrs
Discount Bank Ltd

Dear Sirs,

Re: Irrevocable covenant

Whereas we, the undersigned, Merhav Ampal Energy Ltd, Company No. 51-375407-7 (hereafter: “the Company”) have received and/or are to receive from you, Israel Discount Bank Ltd (hereafter: “the Bank”), loans, credit, guarantees and sundry banking services (hereafter: “the credits”) and we accordingly owe and/or shall owe the Bank debts, obligations, charges and various amounts and all in accordance with the Bank’s records as may be valid from time to time and at all times (hereafter: “the debts”), and in connection therewith the Company has signed and/or is to sign, has delivered and/or is to deliver to the Bank various instruments in connection with the credits and/or the debts including and inter alia forms, confirmations, letters of conditions, security and bonds, insurance rights and so forth, in accordance with the Bank’s records as may be from time to time and at all times; accordingly, as security and bond additional to the credits and the debts we do hereby irrevocably warrant, consent, attest, confirm and covenant vis-à-vis the Bank that throughout the entire term until clearance and repayment of all the debts to the Bank in connection with the credits (hereafter: “the credit term”), we shall act, shall execute, shall cause to be executed and to be fulfilled at our sole expense and on our sole responsibility, to the full and complete satisfaction of the Bank, all of the conditions, the stipulations, the acts and matters set forth below:

1.	Definitions –

EBITDA	Earnings Before Interest Taxes Depreciation and Amortization. The aggregate amount of operating profit from routine activity according to the latest financial statements for the four successive calendar quarters ending on the date of the last financial statements, before financing expenses (interest, indexation differences, exchange rate and foreign currency differences and commissions) and taxes together with depreciation expenses in respect of fixed assets and write down of intangible assets.

Means of control and/or control	As per the definition thereof in the Securities Law 5728-1968 and any term in the said definitions shall be construed in accordance with the aforesaid Law.

Shareholders or party at interest or owner	Any shareholder in the Company and/or office holder in the Company and/or party at interest in the Company, either directly or indirectly as is at present and/or as shall be from time to time and at any time.

Gadot	Gadot Chemical Tankers & Terminals Ltd Company No. 52-003703-7

Dollar	Dollar of the United States of America

Discount Trust	Discount Trust Ltd

TASE	The Tel-Aviv Stock Exchange Ltd

The financial statements	The annual financial statements of the Company and/or Ampal American and/or Gadot severally (hereafter: "solo financial report") and/or jointly and in consolidation with all the subsidiaries and investee companies by the Company and/or Gadot and/or Ampal American (hereafter: “consolidated financial report”) from time to time and at all times in accordance with any law and in accordance with generally accepted accounting principles including, inter alia, balance sheet, income statement, cash flow statement, statement of changes in shareholders’ equity, including the notes thereto, and in addition thereto any other report, notice and instrument being and/or that shall be required under any law and/or by any authorities and/or entities and/or competent concerns; and the annual financial statements shall be audited and the quarterly financial statements shall be reviewed – by an external auditing accountant, in accordance with principles, reporting principles and generally accepted accounting standards having been and/or that shall be established from time to time by the Institute of Certified Public Accountants in Israel and/or statutorily.

Shareholders’ equity	In accordance with the accounting rules and principles generally accepted in Israel and/or in the United States (all according), being statutorily applicable to public companies, as they are presented in the financial statements, together with loans granted to the Company by the owners, and net of loans granted by the Company to the owners and owners’ withdrawals of any type whatsoever, and also net of intangible assets in respect of which no payment was made.

The determining date	December 31, 2007

Gadot shares and/or the shares	The shares acquired by the Company i.e. 43,275,025 shares of NIS 0.1 n.v. constituting 65.6% of the authorized, issued and paid up share capital of Gadot and 63.6% fully diluted.

Legal opinion	A legal opinion letter signed by an attorney of the Company and addressed to the Bank, in a wording agreed by the Bank and confirming to the Bank, inter alia, the validity of this instrument, the credit documents, the security and the bonds, the Company’s holdings in Gadot and also all means of control and control in Gadot, the holdings of parties at interest and/or owners in the Company and all the means of control and control in the Company and all both directly and/or indirectly as far as the ultimate physical owner.

Gadot shares acquisition agreement	An agreement whereby the Company acquired shares of Gadot including the whole complex of agreements and the related appendices

The Companies Law	The Companies Law 5759-1999 and/or any other law that shall be made in addition thereto or that shall supersede the Companies Law

Account	Account No. 10492 having been opened in the name of the Company with the Bank, Tel-Aviv Head Office, Branch No (10), including and together with all compensation accounts, related accounts, ancillary accounts, secondary accounts, adjunct accounts, monetary accounts, securities, deposits and more as shall be from time to time and at all times according to the Bank’s records and its determination in this matter.

The credit instruments	All instruments, approvals, reference material, professional, legal and other opinions, the information, the material, the forms, the letters of conditions, the loan documents, agreements, arrangements, credit instruments, financing instruments, security and bonds, this instrument and so forth, as are or may be required the Bank at the sole discretion of the Bank from time to time and at all times under appropriate signatures, in wording and under conditions in accordance with the sole requirements and determinations of the Bank, in accordance with and subject to the procedures and the rules being in effect and customary with the Bank and also in accordance with the resolutions of the Bank as shall be from time to time and at all times – which the Company covenants to deliver to the Bank and/or the execute and/or to cause to be executed and/or to duly record in a timely fashion, in accordance with the requirements of the Bank and all at the Company’s expense and on its responsibility and by its expenditure, and all to the full and complete satisfaction of the Bank.

Free and clear	A situation in which there is fulfilled the condition whereby all of the rights, the assets and the property acquired by the Company pursuant to the Gadot shares acquisition agreement including (and without derogating from the generality of the aforesaid) Gadot shares being clear, available, and completely free of all liens, pledges, attachments, rights of line, setoff rights, claims of right, debts and third party liabilities whatsoever.

The vendors	Netherlands Industrial Chemical Enterprises B.V.

Quarter	A continuous period of three months ending March 31, June 30, September 30, and December 31 of each and every year.

Assets	Real estate, chattels, moneys, rights, property and any other matter and thing in the most comprehensive and sweeping meaning thereof without limit, including the proceeds and income thereon, their substitutes, property being the consideration of such property and any assets having derived or come from the profits of such assets.

IFRS	International Financial Reporting Standards are standards and explanations adopted by the International Accounting Standards Commission. International Financing Reporting Standards include: (A) IFRS and also (B) International Accounting Standards (IAS) and also (C) Explanations determined by IFRIC (International Financial Reporting Interpretations Committee) or SIC (Standing Interpretations Committee) the committee that preceded it in interpreting international accounting standards.

Proportion of mortgaged shares in Gadot	43,275,025 shares of NIS 1 n.v. constituting 65.6% of the issued, authorized and paid up share capital of Gadot being 63.6% fully diluted.

LIBOR	London Interbank Borrowing Rate – within the meaning of that term in the Bank as may be modified from time to time and at all times, at the sole determination of the Bank.

Financial debt	Debts to banks and/or financial institutions net of cash balances – in accordance with the financial statements of the Company alone.

Ampal American	Ampal-American Israel Corporation – a company registered in the United States in accordance with the laws of the State of New York.

As regards any word, term, phrase, expression and so forth in this agreement not being defined in this agreement, the meaning, interpretation and definition thereof shall be as customarily and generally accepted with the Bank, in accordance with the Bank’s records from time to time and at all times, and also in accordance with the sole determination of the Bank. The appendices to this document constitute an integral part hereof.

2.	Object of the financing

Acquisition of the ownership, control and means of control including Gadot shares at a rate of 65.6% of the share capital of Gadot and the assets of Gadot from the vendors pursuant to the Gadot Shares Acquisition Agreement (hereafter: “transaction for the acquisition of ownership, control and means of control in Gadot”).

3.	Rate of financing –

3.1	The Bank shall finance the transaction for the acquisition of ownership, control and means of control in Gadot including Gadot shares at a rate of up to 65% of the acquisition cost pursuant to the Gadot shares acquisition agreement.

3.2	The balance of the requisite financing at a rate of some 35% of the acquisition cost of Gadot shares shall be paid by the Company in cash out of its own resources by way of deposit into the account – all as a precedent and suspending condition for the provision of the financing by the Bank.

4.	The financing

A credit framework aggregating NIS 234 million, utilization of the credit framework being subject to the following conditions (“the credit framework”):

4.1.1

4.1.1.1	Up to NIS 117 million for a period of 12 years commencing December 3, 2007 and ending December 3, 2019 in short term loans of up to one year as is customary with the Bank, on such terms as shall be agreed between us separately and shall find expression in the credit instruments, and inter alia, in the matter of: margin, interest, repayments/ payments of principal, interest, indexation differences, exchange rate differences, clearance tables, commissions, prices, expenses and so forth (hereafter: “Loan I”)

4.1.1.2	Interest on Loan I – Libor plus margin as set forth in Appendix B, with current interest payments on a quarterly or a six-monthly basis, or on the basis of any other period being shorter than six months.

4.1.1.3	The unutilized loan commission that shall be paid by the Company to the Bank at the end of every quarter for the past quarter. The non-utilization commission amount shall be computed on the basis of a daily computation within the commission calculation period as aforesaid.

4.1.2

4.1.2.1	Up to an additional NIS 117 million for a period of up to 12 years – regular six monthly interest payments and principal payments in accordance with the clearance table annexed to this document as Appendix A and constituting an integral part hereof (hereafter: “Loan II”

4.1.2.2	Interest on Loan II - Libor plus margin as detailed in Appendix B

4.2	The credit framework shall be utilized in dollars as determined in accordance with the representative rate of exchange as of the first drawdown date of any of the loans

4.3	Notwithstanding the aforesaid, if there shall have occurred an instance of breach, then as from that date and for as long as the breach event shall not have been rectified to the satisfaction of the Bank, the credit framework shall be reduced and shall stand at the balance of the amounts actually utilized at that time and the Company shall not be entitled to utilize additional amounts out of the credit framework.

4.4	As a condition for granting the loans on account of the credit framework, the Company shall execute loan provision instruments as customary with the Bank. The Company shall also warrant with every drawdown application, that until the date of the drawdown application there has not occurred any breach event that has not been rectified to the satisfaction of the Bank.

4.5	Commissions, margins, prices, costs and expenses – as set forth in Appendix B to this Document.

4.6	“Utilization term”– drawdown and utilization of the credit framework shall take place, subject to the conditions of this document and the credit instruments, throughout the period up to and not later than the determining date.

4.7	Special interest increment – it is hereby agreed and emphasized that the interest rates as per sub-paragraphs 4.1.1.2 and 4.1.2.2 shall automatically increase on service of 7 days notice by the Bank upon the Company by 2% in any event of breach of a material condition of this document, including all or any of the terms of the keeping of the current account under our signature, constituting an integral part of this document, for the entire duration of the breach in accordance with the Bank’s records, and all in respect of the increase in the risk to the Bank as a result of the breach. This special interest increment shall be charged by the Bank to the credit account and shall be defrayed by us separately, plus and together with the interest payments or debits as outlined above and in addition thereto. To dispel any doubt, it is emphasized that this special interest increment shall in no instance and under no circumstances be repayable, even after the amendment of the breach and/or under circumstances in which the Bank consents to waive or to postpone the implementation of the covenant that was breached, or to modify it or to allow any extension whatsoever. It is hereby stated that the Bank’s right to the special interest increment in a state of breach and also the actual collection thereof as aforesaid, shall not derogate from, shall not delay and shall in no wise impair any remedy or relief or right or cause available to the Bank against us pursuant to this document or pursuant to the conditions of the keeping of the current account under our signature and inter alia, nothing aforesaid is such as to derogate from the right of the Bank to collect from us or from our obligation to pay to the Bank arrears interest as outlined hereinafter as an increment to the cumulative interest as aforesaid, and also from all additional rights and causes being available to the Bank, under circumstances or in instances of breach or non fulfilment of all or any of our covenants and the aforesaid in this clause shall be in addition thereto.

5.	Precedent and suspending conditions, financial stipulations and covenants

It is hereby agreed as precedent and suspending conditions for the granting of the credit and the continued availability of the credits already granted, and for repayment date not being brought forward and the credit not being called for immediate payment throughout the credit term and until the repayment in full and absolute clearance thereof in accordance with the Bank’s records – there shall apply, be fulfilled and be in existence all of the conditions, the provisions, the rules, the representations, and matters as set forth below, and all the other terms or representations of this document, and the Company (by appending its signature in the margins of this document), hereby irrevocably consents and covenants toward the Bank to fulfil and execute them and/or to take steps to cause that they be fulfilled and executed to the full and complete satisfaction of the Bank in accordance with the Bank’s assessments and reasonable and sole discretion, through the entire credit term until the full and absolute payment and repayment thereof in accordance with the Bank’s records and at its determination, and all in addition to and without derogating from all of stipulations, the conditions and the requirements of the credit instruments, these being the rules, the matters, the provisions and the conditions to which the Company covenants towards the Bank as stated:

5.1	The Company

5.1.1	Matters agreed, approvals and legal opinion – the Company shall deliver to the Bank the following instruments:

5.1.1.1	A legal opinion in such and wording as shall be agreed between the parties;

5.1.1.2	All of the matters agreed and the approvals required in order to validate the transaction for the acquisition of ownership, control and means of control including the Gadot shares and so forth

5.1.1.3	The Gadot shares acquisition agreement duly executed and/or prepared and/or made by the parties thereto, the Gadot shares acquisition agreement being fully valid and the Company having fulfilled all of its covenants in accordance therewith and that were due to be fulfilled prior to date of execution of this document.

5.1.1.4	All of the Company’s rights pursuant to the Gadot shares acquisition agreement are clear and free.

5.1.2

5.1.2.1	The balance of the Company’s credit with the Bank shall not exceed the economic value of the Gadot shares mortgaged to the Bank multiplied by 0.833. The economic value of the Gadot shares mortgaged to the Bank shall be determined in accordance with valuations that shall be delivered to the Bank by the Company. To date of the first valuation made following acquisition of the aforesaid shares, the value of the shares shall be determined on the basis of the acquisition price.

5.1.2.2	The aforesaid measurements shall be made by the Bank continuously and regularly in accordance with criteria and procedures and rules being in effect and generally accepted with the Bank and the determination of the data detailed above shall be at with the Bank’s sole discretion and in accordance with the Bank’s sole resolutions.

5.1.2.3	The Company shall deliver to the Bank a valuation, once a year, at the Bank’s demand, within 60 days of the date of demand. The valuation shall be made by one of the five major accountancy firms in Israel or by one of the three major firms in Israel engaging in corporate valuations – and all to the satisfaction of the Bank.

5.1.3	Control and means of control in the Company –

The ownership and control position in the Company including the holdings of all means of control of its authorized, issued and paid up share capital is as follows:

Itemization of holdings of the means of control:

Name	Registration/identity number	Particulars of shares and class of shares	% Holdings

Ampal Energy Ltd	51-375377-2	Ordinary shares	100%

The ownership structure of all of the means of control and control of the Company as set forth hereinabove shall be preserved and maintained at all times, such that, subject to this condition, there shall not be mortgaged, shall not be attached, shall not be sold, shall not be assigned, shall not be transferred and shall not be diluted any of the shares and/or the holdings and/or the rights of Ampal American in the Company

5.2	Ampal American

5.2.1	The shareholders’ equity of Ampal American as set forth in the solo financial report of Ampal American shall be not less than the higher of the sum of 200 million dollars or a rate of 35% of the balance sheet total.

5.2.2	Control and means of control -

The ownership and control position in Ampal American including the holdings of all of the means of control in its authorized, issued and paid up share capital is as follows:

Details of holdings of the means of control:

Name	Registration/ identity number	Particulars of shares and class of shares	% Holdings

Merhav (M.N.F) Ltd	510618556	4,476,389 shares	7.8%
De Majorca Holdings Ltd	513920157	18,850,153 shares	32.7%
Di-Rapallo Holdings Ltd	513900969	9,650,132 shares	16.7%

The ownership structure shall always be preserved and shall persist, in all the means of control and the control over Ampal American as set forth hereinabove in this clause, such that, subject to this condition, the shares and/or the holdings and/or the rights of Yossi Maiman in Ampal American shall not be mortgaged, shall not be attached, shall not be sold, shall not be assigned, shall not be transferred and shall not be diluted to below the rate of a 40% direct and/or indirect holding in Ampal American.

5.2.3	Ampal American shall not pay and shall not make any distribution (within the definition thereof in the Companies Law) and shall not covenant to pay in any shape or form whatsoever, either direct or indirect, any amounts of money out of its earnings or its equity or out of any other source whatsoever, including dividends (within the definition thereof in the Companies Law) or interest or management fees or compensation or indemnification or consultation fees or any amounts of money or cash equivalents in any shape or form whatsoever to parties at interest and/or to its shareholders and/or to its controlling shareholders and/or to companies and/or corporations any of whose shareholders is a party at interest therein and/or to any third party whatsoever that may replace or appear on behalf of any of the abovementioned. The covenants per this sub-paragraph 5.2.3 shall not apply to transactions between Ampal American and parties at interest therein and/or to its shareholders and/or to companies and/or corporations any of whose shareholders is a party at interest therein and/or to any third party whatsoever that may replace or appear on behalf of any of the abovementioned and that shall have been approved as interested party transactions in accordance with the law being applicable to Ampal American for this purpose.

If there shall not have occurred any event of breach vis-à-vis the Bank, the Company will be permitted to pay the controlling shareholder management fees or compensation or indemnification or consultation fees provided that the payment of such moneys shall not result in a breach of its covenants vis-à-vis the Bank, either at the time of the drawdown or throughout the entire credit term.

5.2.4	Ampal American covenants not to acquire, not to provide financing for the acquisition of, and also not to covenant to acquire or provide financing for the acquisition of shares of Ampal American, in any shape or form whatsoever, including and without derogating from the generality of the aforesaid, by providing guarantee, either directly or indirectly, to the Company or to a subsidiary of the Company or to a corporation under their control, without obtaining the prior written consent of the Bank so to proceed, and all with the exception of statutorily approved interested party transactions under the law applying to Ampal American for this purpose.

5.3	Gadot

5.3.1	The ratio between the financial debt of Gadot and its EBITDA according to its consolidated financial report shall not exceed the following volumes:

Period	Debt / EBITDA ratio

To June 30, 2010	Not more than 7
From July 1, 2010 to June 30, 2011	Not more than 6
From July 1, 2001 and thereafter	Not more than 5

5.3.2	The shareholders’ equity of Gadot under IFRS principles as set forth in the consolidated financial report – shall be not less than the higher of the sum of NIS 170 million (linked to the Consumer Price Index commencing as from date of execution of this document) or than a rate of 13% of total balance sheet.

5.4	All financial ratios are to be measured on a quarterly basis

6.	Security and guarantees

As additional precedent and suspending conditions for the allocation of the credit framework and the utilization thereof, the Company shall deliver to the Bank and/or shall cause to be issued and delivered to the Bank the security and the guarantees as detailed below, and all being first ranking, and solely and exclusively to credit of the Bank and also in such wording and on such conditions as shall be required by the Bank, to the full and complete satisfaction of the Bank, as follows:

6.1	All (100%) of the Company’s shares in Gadot, i.e. 43,275,025 Gadot shares constituting 65.6% (and, fully diluted – 63.6%) of the total authorized, issued and paid up share capital of Gadot including all of the proceeds thereof and also the account including all the moneys and securities being and or that shall be on deposit therein.

6.2	The shares shall be transferred into the name of Discount Trust Ltd in accordance with the conditions set forth in the irrevocable instructions of the Company to Discount Trust. At the request of the Bank, the Company will cooperate with it in restoring the shares to marketability on the Tel-Aviv Stock Exchange.

6.3	All of the Company’s rights in respect of the Gadot shares acquisition agreement, including all of the rights and/or assets and/or shares and/or moneys and/or anything else of any type and kind whatsoever, either direct and/or indirect being due and/or that shall become due to the Company in accordance and/or in connection with and/or by virtue of the Gad shares acquisition agreement.

6.4

6.4.1	All the amounts, the income, and the payments without exception being and/or that shall become due, being and/or that shall become payable to the Company from Gadot in respect of the Company’s holdings in shares of Gadot and inter alia management fees, consultancy fees, dividends, distribution (within the meaning thereof in the Companies Law), refunds, cash flow and so forth – shall be deemed to be and shall always be subject to the mortgage rights and rights of lien in favour of the Bank and shall be directly transferred solely to the account and shall serve, entirely and fully, by way of exercise of the rights of lien and setoff of the Bank in the framework of the security and the guarantees to be credited on account of the Company’s debts towards the Bank in respect of the credit at that time, which shall be reduced accordingly.

6.4.2	In any situation in which the dividend amounts payable to the Company by Gadot exceed the volume of current payments on account of the loan’s current maturities, and no event of breach shall have occurred towards the Bank, then such excess balance shall be credited to the account of the Company, provided that the Company seeks permission, in writing, from Discount Trust Ltd to credit its account with the Bank and the Bank approves the transfer.

6.5	In any instance in which the issued and paid up share capital of Gadot is increased as a result of an increase of capital and/or issuance, and/or under any other and/or additional circumstances, without exception, at any time and at all times – then the Company hereby covenants to further increase the quantity of shares in Gadot being mortgaged to the Bank all by way of creating additional liens such that all Gadot shares being mortgaged to the Bank by the Company at any point in time and at all times shall be not less than a rate of 51% of the fully diluted issued and paid up share capital of Gadot. In any event the result of the aforesaid transactions shall not give rise to a breach of the ratio described in sub-paragraph 5.1.2.1

6.6	Guarantee of unlimited amount of Ampal American to secure all of the Company’s debts to the Bank in respect of the credit, in unlimited amount, in such wording and on such conditions as the Bank may require.

7	The Bank shall retain the option of selling and/or transferring and/or endorsing and/or assigning and/or securitizing the credit and/or the credit instruments, in whole or in part, to any concern whatsoever on such conditions as the Bank may deem fit, provided that the Company’s rights and obligations pursuant to the credit instruments shall not be modified and shall remain fully valid.

8.	The Company and/or Ampal American shall not adopt resolutions as to voluntary liquidation, corporate restructuring, merger and/or any resolution as to compromise or arrangement within the meaning thereof in the Companies Law 5759-1999 or any other law that may be promulgated in addition thereto and/or in lieu thereof and/or any application for a stay of proceedings order under the Companies Law 5759-1999 or any other law that may be promulgated in addition thereto and/or in lieu thereof.

The import of this clause relates both in respect of merger in accordance with Part Eight or Part Nine of the Companies Law and in respect of any other merger in accordance with which the bulk of the Company’s assets are acquired by another corporation or whereby shares of the Company are acquired being such as to confer on the acquiring party control in the Company or whereby the Company directly or indirectly acquires the bulk of the assets of another corporation or shares of another corporation conferring on it control of such corporation.

9.	Repayment of the credit and the calling thereof for immediate repayment

9.1	It is hereby agreed that, inter alia, the instances in which the Bank shall have cause to bring forward the repayment date of the credit and call it for immediate repayment (including realization of the security and the guarantees, and setoff of the proceeds of the realization on account of the secured debts) all as set forth in the credit instruments and, in addition thereto, every one of the following instances, which, in the opinion of the Bank, are injurious to the Company’s solvency:

9.1.1	If the Company fails to pay the Bank any amount whatsoever being due to the Bank from the Company on account of the credit and/or the debts on the due date appointed for the payment thereof.

9.1.2	If the Bank discovers that changes have been made in the instruments of incorporation of the Company and/or Ampal American and/or Gadot, being such as to injure the Bank’s rights, without the prior written consent of the Bank.

9.1.3	If there shall arise to any creditor of the Company and/or Ampal American and/or Gadot, cause, in accordance with the instruments of contractual agreement between it and the Company and/or of Gadot and/or of Ampal American, all according, for bringing forward the repayment date of its debts, and/or calling its debts for immediate repayment and which, in the opinion of the Bank, are injurious to its rights.

9.1.4	If there exists any material breach of the conditions of this document and/or the conditions of the credit instruments

9.1.5	If any event shall have occurred or if circumstances prevail and/or if any situations come into effect which, in the opinion of the Bank, may materially injure the value of Gadot and/or of the Company and/or of Ampal American.

9.1.6	If, in the opinion of the Bank, any material deterioration shall have occurred in the economic position and/or solvency of the Company and/or of Gadot and/or of Ampal American.

9.1.7	If there shall have arisen any situations and/or conditions and/or circumstances in which, in the opinion of the Bank, there is no reasonable prospect that the Company will pay its debt to the Bank and/or if, in the opinion of the Bank, there are reasonable grounds to fear that the debt of the Company will not be paid in the amounts and instalments and at the times stipulated in the credit instruments and/or that the Company is not fulfilling and/or will be unable to fulfil its covenants vis-à-vis the Bank on due date thereof as per this document and/or as per the credit instruments and/or the security and the bonds.

9.1.8	If the Company and/or Ampal American shall be in breach of any of their material covenants pursuant to this document and/or if it should transpire that any of their warranties is untrue.

9.1.9	If there should be a suspension of trading of 21 consecutive days in the shares of Gadot or if the shares of Gadot are de-listed from Tel-Aviv Stock Exchange trading.

9.1.10	If there shall been filed against the Company and/or against Gadot and/or against Ampal American an application for a stay of proceedings order pursuant to Section 350 of the Companies Law 5759 -1999 or under any additional and/or other law that may replace it and such applications are not withdrawn within 30 days and in the opinion of the Bank that fact is such as to impair or to endanger the value of the security given to the Bank.

9.1.11	If there shall form part of the agenda of the general meeting and/or of the meeting of the Board of Directors of the Company and/or of Gadot and/or of Ampal American a draft resolution concerning the following matters: a resolution pursuant to Sections 350 and/or 351 of the Companies Law 5759-1999 and a resolution on voluntary liquidation or a resolution on merger and/or corporate restructuring

9.1.12	If, at the sole determination of the Bank, a change shall have occurred in the control over the Company and/or Gadot and/or Ampal American or in their equity or structure as against the status quo as of the date of this document, whether by means of voluntary transfer of shares or otherwise, whether as recipient company or as transferring company, or as splitting company, and/or if the name of Gadot is stricken out of the statutorily kept register and/or if it should transpire that it is about to be stricken out.

9.2	In any one of the instances detailed in sub-paragraph 9.1 above, depending on the circumstances of each and every case, the Company shall be served notice allowing the Company a curative period of 30 days, provided that payments are not in arrears of more than 7 days, but notwithstanding the aforesaid in this Clause, and/or any matter stipulated in sub-paragraph 9.1 above, with all the sub-paragraphs thereof, in circumstances of especial urgency, in which damage is liable to be occasioned to the Bank and/or the rights of the Bank as creditor are liable to be injured as a result of any waiting period and/or extension as aforesaid – then the Bank shall be entitled to act and to exercise its rights immediately and without any delay and/or postponement or waiting period whatsoever.

9.3	Prepayment –

The Company shall be entitled to prepay the credit or any portion thereof subject to the following cumulative conditions:

9.3.1	The prepayment shall be made solely on the interest payment dates as set forth in the loan provision instruments executed or that shall be executed by the Company.

9.3.2	There shall be served on the Bank in respect thereof 30 business days’ written notice prior to the anticipated repayment date. Notice of prepayment shall be deemed irrevocable in respect of the entire amount specified therein and such notice shall be deemed to be an irrevocable order on the part of the Company to debit its account at the Bank with the prepayment amount

9.3.3	Any amount of Loan II that is prepaid shall not be provided again.

9.3.4	In the event that only a part of the principal of the loan is prepaid, then the balance shall continue to be repaid in the original amounts stipulated in the loan instruments; and the repayment period shall be shortened accordingly.

9.3.4.1	On the prepayment date, the Company shall pay the Bank the principal of the prepayment amount together with the interest in respect thereof and commissions as generally accepted in the Bank in respect of prepayment, to the aforesaid date.

9.3.5	Without derogating from sub-paragraph 9.3.4 aforesaid, the Company shall be exempt from prepayment commission fine:

9.3.5.1	If they are implemented on the interest payment dates and the source of the repayment is cash flow surpluses in the Company or dividends being due to the Company from Gadot

9.3.5.2	If the prepayment is made on interest payment dates but the source thereof is not cash flow surpluses or dividend, then a flat commission of 1% shall be collected on the amount paid.

10.	Reports –

10.1	The Company shall deliver the Company’s financial statements to the Bank by and not later than 120 (a hundred and twenty) days from the end of each calendar year. If the Company publishes additional consolidated or other financial statements in Israel or elsewhere, either audited or unaudited, the Company shall deliver to the Bank copies thereof as soon as possible after publication thereof, excepting in case of an annual report, which shall be forwarded within 120 days.

10.2	The Company shall deliver to the Bank the financial statements of Gadot not later than 60 (sixty) days as of the end of any calendar quarter and/or calendar year, all according. If Gadot publishes additional consolidated or other financial statements in Israel or elsewhere, either audited or unaudited, the Company shall deliver copies thereof to the Bank as soon as possible following publication thereof, except in case of an annual report which shall be forwarded within 90 days.

Gadot shall include in a note to its annual financial statements for the year ended December 31, 2007, the balance sheet data as of December 31, 2007 and the income statement data for the year ended December 31, 2007, after there shall have been applied in respect thereof the principles of recognition, measurement and presentation as per IFRS standards.

10.3	The Company shall deliver to the Bank the financial statements of Ampal American by and not later than 60 (sixty) days as of the end of each calendar quarter and/or each calendar year, all according. If Gadot publishes additional consolidated or other financial statements in Israel or elsewhere, either audited or unaudited, the Company shall deliver copies thereof to the Bank as soon as possible following publication thereof, except in case of an annual report which shall be forwarded within 90 days.

10.4	In addition the Company shall issue to the Bank, by and not later than 60 days as from the end of each quarter, a calculation of all the data in connection with the financial stipulations set forth in this document with confirmation and under hand of the Company’s General Manager or the Company’s VP Finance.

10.5	In addition to and without derogating from all of the aforesaid, we shall deliver to you from time to time, at your demand, additional information on the business data and the financial position of the Company and all in written reports in such reporting format and in accordance with such details as you shall require – and all within 15 days of date of any reporting requirement on your part.

11.	General –

11.1	This document shall constitute and shall always form an integral part of any of the forms, the instruments, the security and the guarantees, the letters of conditions and so forth as are and/or shall be present in the Bank from time to time and at all times under our hand and/or under hand of others on our behalf and as may be valid at any time in such a way that they are to be read in conjunction, in a single continuum, and en bloc, as part of the conditions thereof, as complementing one another and as adding to one another.

11.2	Any material breach and/or non-fulfilment of all and/or any portion of the import and stipulations of this document, shall constitute and shall be deemed also be a breach of the credit instruments and an additional default cause that that shall confer on the Bank the right to call the credit and the debts for immediate repayment, with all that is thereby implied, as a result, and the Company covenants to pay them to the Bank under such circumstances at the Bank’s first demand.

11.3	A waiver by the Bank to the Company in respect of non fulfilment of one of more of the Company’s covenants towards the Bank, either included or that will be included in future in any other instrument, shall not be deemed justification or excuse for any breach or any further non-fulfilment of any of the conditions or stipulations aforesaid.; and the Bank’s refraining from the use of any right whatsoever vesting in it pursuant to this document and/or any other instrument and/or under any law, shall not be construed as a waiver of such right.

11.4	The Company and/or Ampal American warrant and covenant toward the Bank that it has duly adopted all resolutions and obtained all approvals statutorily necessary and as per its instruments of incorporation for its contractual engagement pursuant to this document and the implementation of all of its covenants in accordance herewith and also that it does not require any 3rd party consent or approval for contracting pursuant to this document and for fulfilling all of its covenants detailed herein; in addition, the Company and/or Ampal American warrant and covenant toward the Bank that there exists no prohibition and/or impediment and/or limitation whatsoever, either statutorily or pursuant to any agreement, against the Company and/or Ampal American executing this document and the implementation hereof by it does not constitute a breach of and/or injury to any 3rd party right, including under any law and/or agreement and/or any other covenants toward any 3rd party.

11.5	Our above-mentioned covenants are non contingent, unconditional, absolute and irrevocable and we shall not be entitled to annul or modify them, without obtaining your prior written consent, since we are aware that you rely on them in providing the credit.

11.6	There shall be applicable to this document and to every one of the credit instruments and also the security and the guarantees and all the various other instruments executed by and/or on behalf of the Company solely the laws of the State of Israel, and shall be from time to time.

11.7	The sole and exclusive venue for the purposes of this document shall be the competent law courts in the city of Tel-Aviv – Jaffa, Israel.

11.8	The appendices to this document constitute an integral part hereof.

In witness whereof we have set our hand

—————————————— Merhav Ampal Energy Ltd

We consent to the foregoing and shall act accordingly

Date: December 3, 2007

—————————————— Israel Discount Bank Ltd

Messrs Israel Discount Bank Ltd Tel-Aviv (Hereafter: - "the Bank")	Date: December 3, 2007

Dear Sirs,

We, the undersigned, Ampal American Israel Corporation (hereafter: “Ampal American”) do hereby confirm to the Bank our assent to the entire import of the foregoing instrument under hand of Merhav Ampal Energy Ltd Company No. 51-375407-7, constituting an integral part of this document and which are to be read in conjunction, and as a single continuum (hereafter: “Merhav Ampal covenant”) and we hereby irrevocably warrant and covenant toward the Bank that we shall act in accordance and shall not do anything being by way of a breach of the import of the Merhav Ampal covenant and/or that does not conform to the import thereof and likewise we shall cause Merhav Ampal to act in accordance with the Merhav Ampal covenant aforesaid, and hereby covenant, absolutely and irrevocably toward the Bank, to cause the entire import of the Merhav Ampal covenant aforesaid to be fulfilled and implemented by Merhav Ampal and/or by us to the extent that this is related to and/or dependent on us as owners, and also to the full and complete satisfaction of the Bank.

In addition, and without derogating from the generality of the aforesaid, I hereby further emphasise my irrevocable covenant toward the Bank as follows (as stated and as defined in the aforesaid Merhav Ampal covenant):

(1)	The shareholders’ equity of Ampal American as detailed in the solo financial report of Ampal American shall be not less than the higher of the sum of 200 million dollars or a rate of 35% of the total balance sheet ..

(2)	The ownership structure of all the means of control and the control over Ampal American as set forth in the Merhav Ampal covenant aforesaid shall always be maintained and exist, such that, subject to this condition, there shall not be mortgaged, shall not be attached, such not be sold, shall not be assigned and shall not be transferred and shall not be diluted the shares and/or the holdings and/or the rights of Yossi Maiman in Ampal American in such a way that there shall always be preserved and shall continue to exist the control of Yossi Maiman in Ampal American at a rate that shall be not less than 40%.

(3)	Ampal American shall not pay and shall not implement any distribution (within the definition thereof in the Companies Law) and shall not covenant to pay in any shape or form whatsoever, either directly or indirectly, any amounts whatsoever out of its earnings or its capital or out of any other source whatsoever, including dividends distribution (within the definition thereof in the Companies Law) or interest or management fees or compensation or indemnification or consultancy fees, or sums of money or cash equivalents in any shape or form whatsoever to parties at interest and/or to its shareholders and/or to its controlling shareholders and/or to companies and/or corporations any of whose shareholders is a party at interest therein and/or to any third party whatsoever that may replace or stand in lieu of any of the above. If no instance of breach toward the Bank shall have occurred, then the Company will be permitted to pay the controlling shareholder management fees or compensation or indemnification or consultancy fees or remuneration, provided that the payment of such moneys does not cause a breach of its covenants towards the Bank either at the time of drawdown or throughout the entire credit term.

(4)	Ampal American covenants not to acquire, not to provide financing for the acquisition of and not to covenant to acquire or to provide financing for the acquisition of, shares of Ampal American, in any shape or form whatsoever including and without derogating from the generality of the aforesaid , by the giving of a guarantee, either directly or indirectly, to the Company or to a subsidiary of the Company or to another corporation under their control, without obtaining the Bank’s prior written consent.

Our above-mentioned covenants shall be binding upon us as long as Merhav Ampal remains owing you any amount of money whatsoever.

In witness whereof we have set our hand

—————————————— Ampal American Israel Corporation

Messrs Israel Discount Bank Ltd Tel-Aviv (Hereafter: “the Bank”)	Date: December 3, 2007

Dear Sirs,

I, the undersigned, Yosef Maiman, (Id. No 012770533) do hereby warrant and covenant towards the Bank that as long as Merhav Ampal Energy Ltd Company No. 51-375407-7 owes you any amount of money whatsoever pursuant to the irrevocable letter of undertaking executed by Merhav Ampal Energy Ltd as of December 3, 2007, I shall directly or indirectly hold at least 40% of the issued and paid up capital of Ampal American Israel Corporation and these holdings shall be the highest rate of holding, directly or indirectly, of all the shareholders of Ampal American Israel Corporation.

In witness whereof I have set my hand

Yossi Maiman ——————————————